Exhibit (h)(92)

FINANCIAL INVESTORS TRUST

1290 Broadway, Suite 1100

Denver, Colorado 80203

June 30, 2014

Mr. Edmund J. Burke

Chairman

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	ALPS/Sterling ETF Tactical Rotation Fund (the “Fund”) of the Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms ALPS Advisors, Inc.’s (the “Adviser”) and Sterling Global Strategies LLC’s (the “Sub-Adviser”) agreement with the Trust to contractually limit the total amount of the “Management fees” and “Other Expenses” that they are entitled to receive in connection with the Fund.

With respect to the Fund’s Class A, Class C and Class I shares, to the extent the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A, exclusive of Rule 12b-1 fees, shareholder service fees, acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses) exceed 1.15% for each Class of the Fund through February 29, 2016, the Sub-Adviser will reduce the management fee payable by the Adviser to the Sub-Adviser with respect to the Fund to the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess. The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Sub-Adviser further agrees that such fee waivers and reimbursements for the Fund are effective as of June 30, 2014 and shall continue at least through February 29, 2016. The Adviser agrees to reduce its management fee to the extent that the Sub-Adviser is required to waive its management fee under the terms of this agreement.

The Sub-Adviser will be permitted to recover from the Fund, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements. The Adviser will be permitted to recover from the Fund any management fees it has waived in connection with the Fund, and the Adviser agrees to remit such recoveries to the Sub-Adviser to the extent the Sub-Adviser is permitted to recover a portion of its management fee pursuant to the foregoing sentence. Notwithstanding the foregoing, the Fund will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses were deferred.

STERLING GLOBAL STRATEGIES LLC

By:	/s/ Gregory J. Carroll
Name: Gregory J. Carroll
Title: President

ALPS ADVISORS, INC.

By:	/s/ Thomas A. Carter
Name: Thomas A. Carter
Title: President

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:	/s/ Edmund J. Burke
Name: Edmund J. Burke
Title: Chairman and President

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